IVAX CORPORATION

Invites Holders of Its
1.5% Convertible Senior Notes due 2024
(CUSIP Nos. 465823AJ1 and 465823AH5
and ISIN Nos. US465823AJ17 and US465823AH50)
To Exchange Their Notes for
1.5% Convertible Senior Notes due 2024

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 16, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      IVAX Corporation (the “Company”) is offering to exchange each $1,000 principal amount of its outstanding 1.5% convertible senior notes due 2024 (the “Old Notes”) that is validly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offer to Exchange dated January 20, 2005 (as amended and supplemented from time to time, the “Offer to Exchange”) and the related Letter of Transmittal (the “Letter of Transmittal”) for (i) $1,000 principal amount of its 1.5% convertible senior notes due 2024 (the “New Notes” and, together, with the Old Notes, the “Notes”); and (ii) a one time cash payment (an “Exchange Fee”) equal to $2.50 per $1,000 principal amount of such Old Notes validly tendered and accepted for exchange. The offer to exchange the Notes (including payment of the Exchange Fee) pursuant to the Offer to Exchange and the Letter of Transmittal is referred to herein as the “Offer.” The Offer is subject to important conditions as described in the Offer to Exchange.

      We are requesting that you contact your clients for whom you hold Old Notes regarding the Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. The Offer to Exchange dated January 20, 2005;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelopes addressed to U.S. Bank National Association, the Exchange Agent (the “Exchange Agent”) for the Offer, at 60 Livingston Avenue, St. Paul, MN 55107, Attn: Specialized Finance Department.

      A substitute Form W-8BEN, containing information for Non-U.S. holders relating to United States federal income tax withholding, shall be made available by the Company upon your request.

      Your prompt action is requested. The Offer will expire on the Expiration Date.

      To participate in the Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), or an electronic confirmation pursuant to The Depository Trust Company’s Automatic Tender Offer Program, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

      If a registered holder of Old Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section titled “The Offer to Exchange—Guaranteed Delivery Procedures,” in the Offer to Exchange.

      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Exchange and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to the Information Agent at the address and phone numbers set forth below:

MacKenzie Partners, Inc.
106 Madison Avenue
New York, NY 10016
Call Collect: (212) 929-5500

or
Call Toll Free: (800) 322-2885

Very truly yours,

IVAX Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

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